AMENDMENT NUMBER TWENTY-NINE
TO
SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER TWENTY-NINE TO SUB-ADMINISTRATION AGREEMENT (this "Amendment") is entered into as of the 1st day of April, 2016 ("Amendment Effective Date") by and between Global X Management Company LLC, a Delaware limited liability company ("GXMC"), and SEI Investments Global Funds Services, a Delaware statutory trust (the "Sub-Administrator").

WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the "Agreement"); and

WHEREAS, GXMC and the Sub-Administrator desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. **Schedule III (Fees).** Schedule III (Fees) of the Agreement is hereby deleted in its entirety nd replaced with the Schedule III (Fees) attached hereto as Attachment 1.

2. **Ratification of Agreement.** Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3. **Counterparts.** This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

4. **Governing Law.** This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES	GLOBAL X MANAGEMENT COMPANY LLC
By: [signature]	By: [signature]
Name: John Alshefski	Name: Daphne Chisolm
Title: SVP	Title: Senior Vice President & General Counsel

ATTACHMENT 1

SCHEDULE III

Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Sub-Administrator pursuant to Section 8 of the Agreement. GXMC will be charged the greater of the applicable Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate net assets of the Trust except for the Funds indicated in the "Reduced Asset Based Fees" table below, but including for the avoidance of doubt, the assets of any other series of the Trust for which the Sub-Administrator provides administration services pursuant to a separate agreement):

Trust Assets	***Basis Points***
All aggregate net assets of the Trust	8

Reduced Asset Based Fees (based on the net assets of only the Funds indicated in the table below, calculated and assessed monthly in arrears):

Funds for which Reduced Asset Based Fees Apply	***Basis Points***
All aggregate net assets of only Global X Scientific Beta Europe ETF, Global X Scientific Beta Asia Ex-Japan ETF, Global X Scientific Beta Japan ETF, Global X Scientific Beta Developed Markets ex-US ETF, Global X S&P 500® Catholic Values ETF, Global X Scientific Beta Emerging Markets ETF and Global X Conscious Companies ETF	6
Separate net assets of only Global X Scientific Beta US ETF	4

Annual Minimum Fee *(calculated and paid on a monthly basis):*

Funds	***Annual Minimum Fee***
Up to the first 20 Funds set forth on Schedule I of this Agreement	***$800,000****
Each Additional Fund set forth on Schedule I of this Agreement	***$40,000*****

* Notwithstanding the Annual Minimum Fee set forth herein, in the event that a significant number of Funds liquidate or otherwise cease to be included on Schedule I such that the Trust consists of 12 or less Funds, the Annual Minimum Fee shall be reduced to equal $65,000 per Fund. If the $65,000 per Fund Annual Minimum Fee is implemented due to such reduction of the number of Funds included on Schedule I, the Trust, GXMC and the Sub-Administrator shall meet and negotiate in good faith as to mutually agreeable adjustments to this Schedule III (Fees).

** The Annual Minimum Fee as applicable to each Fund beyond the first 20 Funds set forth on Schedule I of this Agreement commences upon Live Date of each such Fund.

Out of Pocket Expenses:

All reasonable out of pocket expenses (i.e., blue sky fees, fulfilment charges, pricing service fees, postage, registration fees, facsimile and telephone charges) incurred by the Sub-Administrator on behalf of the Trust will be billed to GXMC quarterly in arrears.

Change of Terms:

This schedule is based upon regulatory requirements and the Trust's requirements as set forth in its Trust Materials as of the Effective Date, as well as existing business partners, including without limitation, Brown Brothers Harriman & Co. as the Trust's custodian and transfer agent. Any material change to any of the foregoing, including but not limited to, a material change in the Trust's custodian and transfer agent, assets or the investment objective of a Fund will constitute a material change to this Agreement. If such a change occurs, the Sub-Administrator agrees to review the change with representatives of the Trust and GXMC and provide information concerning the feasibility of implementing any additional, different or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional, different or enhanced service.